EXHIBIT 11

                            DDL ELECTRONICS, INC. AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS PER SHARE
                                      (Unaudited)

                                                   Three Months Ended
                                                      September 30
                                                 1995              1994

PRIMARY EARNINGS PER SHARE:
Loss from continuing operations              $   (26,000)     $ (2,862,000)
Income taxes                                   1,110,000             -
                                              ----------        ----------
Net income                                   $ 1,084,000      $  2,862,000
                                              ==========        ==========

Weighted average number of
common shares outstanding                     16,200,911        14,474,980
Assumed exercise of stock options net of
shares assumed reacquired(1)                     641,822           905,154
                                              ----------        ----------
Average common shares and common
share equivalents                             16,842,733        15,380,134
                                              ==========        ==========

Primary (loss) per share:
Loss before income taxes                          $0.00            ($0.19)
Income tax benefit                                 0.07               -
                                                  -----             -----
Net income (loss)                                 $0.07             $0.19
                                                  =====             =====

FULLY DILUTED EARNINGS PER SHARE:
Loss before income taxes                    $   (26,000)      $(2,862,000)
Add back net interest related to
convertible subordinated debentures              34,000            34,000
                                             ----------        ----------
Net income (loss) for
fully diluted computation                         8,000        (2,828,000)
Income taxes                                  1,110,000             -
                                             ----------        ----------
Net loss for fully diluted computation      $ 1,118,000       $(2,828,000)
                                             ==========        ==========

Weighted average number of common
shares outstanding                           16,200,911        14,474,980
Assumed exercise of stock options
net of shares assumed reacquired
under treasury stock method using
period end market price, if higher
than average market price                       689,195         1,077,729
Assumed conversion of convertible
subordinated debentures                         699,206           449,706
                                             ----------        ----------
Average fully diluted shares(1)              17,589,312        16,002,415
                                             ==========        ==========

Fully diluted earnings (loss) per share:
Net income (loss) per share
  Income (loss) before income taxes               $0.00           $(0.18)
  Income tax benefit                               0.06              -
                                                  -----            ------
  Net income (loss)                               $0.06           $(0.18)
                                                  =====            ======
   Note: (1) The calculated fully diluted earnings per share are antidilutive for fiscal 1995.